EXECUTION VERSION
NOMINATION AND STANDSTILL AGREEMENT
This NOMINATION AND STANDSTILL AGREEMENT (the "Agreement") is made as of August 21, 2015 by and among Cheniere Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), and the persons and entities listed on Schedule A hereto (collectively, the "Icahn Group"). In consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
AGREEMENT
1.            Certain Definitions. Unless the context otherwise requires, the following terms, for all purposes of this Agreement, shall have the meanings specified in this Section 1:
"13D Group" means any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-l(a) or Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned (within the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act) Voting Stock representing more than 5% of any class of Voting Stock then outstanding.
"2016 Annual Meeting" shall have the meaning set forth in Section 2.2 below.
"Acceptable Person" shall have the meaning set forth in Section 2.3 below.
"Affiliate" shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act; provided, however, that for purposes of this Agreement, the members of the Icahn Group and their Affiliates, on the one hand, and the Company and its Affiliates, on the other, shall not be deemed to be "Affiliates" of one another.
"Beneficially Own," "Beneficial Owner" or "Beneficial Ownership" shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act; provided that, for purposes of Sections 3.2(a) and (b) below, "Beneficially Own" and "Beneficial Ownership" shall include securities which are beneficially owned, directly or indirectly, by the Icahn Group, as a Receiving Party; provided, however, that the number of shares of Common Stock that a person is deemed to beneficially own pursuant to this proviso in connection with a particular Derivatives Contract shall not exceed the number of Notional Common Shares with respect to such Derivatives Contract.
"Board" means the Board of Directors of the Company.
"Common Stock" shall mean shares of the Common Stock of the Company, $0.003 par value.
"Confidentiality Agreement" shall have the meaning set forth in Section 5.2 below.
"Derivatives Contract" shall mean a contract between two parties (the "Receiving Party" and the "Counterparty") that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of shares of Common Stock specified or referenced in such contract (the number corresponding to such economic benefits and risks, the "Notional Common Shares"), regardless of whether (a) obligations under such contract are required or permitted to be settled through the delivery of cash, shares of Common Stock or other property or (b) such contract conveys any voting rights in shares of Common Stock, without regard to any short or similar position under the same or any other Derivative Contract.  For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.
"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
"Extraordinary Transaction" shall have the meaning set forth in Section 4.1(b) below.
"Icahn Designee" shall have the meaning set forth in Section 2.1 below.
"Net Long Position" shall mean such Common Stock Beneficially Owned, directly or indirectly, that constitute such person's net long position as defined in Rule 14e-4 under the Exchange Act; provided that, for the avoidance of doubt, "Net Long Position" shall not include any shares as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.
"Press Release" shall have the meaning set forth in Section 5.1 below.
"Replacement" shall have the meaning set forth in Section 2.3 below.
"Representatives" shall mean the directors, officers, employees and independent contractors, agents or advisors (including attorneys, accountants and investment bankers) of the specified party or any of its Subsidiaries.
"Rights Plan" shall have the meaning set forth in Section 3.6 below.

"SEC" or "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
"Section 203" shall have the meaning set forth in Section 3.7 below.
"Specified Agreements" means (i) the Company's Amended and Restated 1997 Stock Option Plan (but solely for purposes of this clause (i), references in Section 3.8 to "effective date" shall instead refer to the date that is two years prior to the date of this Agreement and references to "a majority" shall be substituted by references to "at least two thirds"), (ii) the Company's Amended and Restated 2003 Stock Incentive Plan, (iii) the Company's 2011 Incentive Plan, (iv) the Company's 2015 Long-Term Cash Incentive Plan and the Company's 2014-2018 Long-Term Cash Incentive Program established thereunder, (v) the Company's 2011-2013 Bonus Plan and each award granted thereunder, (vi) the Company's 2008 Change of Control Cash Payment Plan and each Change of Control Agreement executed thereunder, (vii) each Director Indemnification Agreement based on the form approved by the Board on December 17, 2008 and (viii) each Officer Indemnification Agreement based on the form approved by the Board on April 2, 2009.
"Standstill Period" shall mean the period beginning on the date hereof and ending on the date when no Icahn Designee is on the Board (it being understood that if no Icahn Designee is on the Board due to circumstances in which the Icahn Group would be entitled to appoint a Replacement, an Icahn Designee shall be deemed to continue to be a member of the Board for all purposes under this Agreement until such time as the Icahn Group irrevocably waives in writing its rights (if any) to have the Icahn Designees included on the Company's slate of nominees for election at the 2016 Annual Meeting and to designate a Replacement, as applicable).
"Subsidiaries" shall mean each corporation, limited liability company, partnership, association, joint venture or other business entity of which any party or any of its Affiliates owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.
"Voting Stock" shall mean shares of the Common Stock and any other securities of the Company having the ordinary power to vote in the election of members of the Board.
2.            Appointment of the Icahn Group's Nominees to the Board and Committees of the Board.
2.1            The Company will on the date hereof add Jonathan Christodoro and Samuel Merksamer (each, an "Icahn Designee" and, together, the "Icahn Designees") to the Board by increasing the size of the Board by two seats and appointing the Icahn Designees to fill the resulting vacancies.  The Company represents that the only Board committees are: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee.  So long as an Icahn Designee is a member of the Board: (1) the Board will not form an executive committee of the Board or any other committee of the Board with functions similar to those customarily granted to an executive committee unless, in each case, one of the Icahn Designees is a member (if the committee has more than 4 members then both of the Icahn Designees shall be appointed members thereof); and (2) all Board consideration of, and voting with respect to, Extraordinary Transactions, material financing transactions and appointment and employment of executive officers, will take place only at the full Board level or in committees of which one of the Icahn Designees is a member (if the applicable committee has more than 4 members then both of the Icahn Designees shall be appointed members thereof).  Concurrently with their appointments to the Board, Jonathan Christodoro will be appointed to the Governance and Nominating Committee of the Board, and Samuel Merksamer will be appointed to the Compensation Committee and the Audit Committee of the Board; provided that any member of the Compensation Committee will be independent as defined in accordance with the rules of the NYSE MKT LLC or any other stock exchange on which the Voting Stock is listed.  Each Icahn Designee will have the same right as other members of the Board to be invited to attend, as an observer and without voting rights, meetings of committees of the Board of which such Icahn Designee is not a member.
2.2            The Company will include the Icahn Designees in its slate of nominees for election as directors of the Company at the Company's 2016 annual meeting of stockholders (the "2016 Annual Meeting"). The Company will use its reasonable best efforts to cause the election of the Icahn Designees to the Board at the 2016 Annual Meeting (including listing the Icahn Designees in the proxy statement and proxy card prepared, filed and delivered in connection with the 2016 Annual Meeting and recommending that the Company's stockholders vote in favor of the election of each of the Icahn Designees (along with all other Company nominees) and otherwise supporting him or her for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate). As a condition to each Icahn Designee's appointment to the Board and nomination for election as a director of the Company at the 2016 Annual Meeting and any subsequent annual meeting, the Icahn Group, including each Icahn Designee, agrees to provide to the Company such information as is required to be disclosed in proxy statements under applicable law or is otherwise necessary for inclusion of such Icahn Designee on the slate.
2.3            Should either of the Icahn Designees resign from the Board or be rendered unable to, or refuse to be appointed to, or for any other reason fail to serve on or is not serving on, the Board (other than due to the termination of the obligations to nominate and/or appoint under this Agreement), the Icahn Group shall be entitled to designate, and the Company shall cause to be appointed as a member of the Board, a replacement (a "Replacement") that is approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed (an "Acceptable Person") (and if such proposed designee is not an Acceptable Person, the Icahn Group shall be entitled to continue designating a recommended Replacement until such proposed designee is an Acceptable Person). Any such Replacement who becomes a Board member in replacement of an Icahn Designee shall be deemed to be an Icahn Designee for all purposes under this Agreement.
2.4            The Company shall not be obligated to include either or both of the Icahn Designees on the slate of directors proposed for election at the Company's annual meeting of stockholders for any meeting other than the 2016 Annual Meeting. For any meeting after the 2016 Annual Meeting, so long as an Icahn Designee is on the Board, the Company shall notify the Icahn Group in writing no less than 45 calendar days before the advance notice deadline set forth in the Company's bylaws if an Icahn Designee will not be nominated by the Company for election as a director at such meeting. If the Icahn Group is so notified by the Company that an Icahn Designee is to be so nominated, the Company shall use reasonable best efforts to cause the election of such Icahn Designee so nominated by the Company as set forth above (including listing such Icahn Designee in the proxy statement and proxy card prepared, filed and delivered in connection with such meeting and recommending that the Company's stockholders vote in favor of the election of such Icahn Designee (along with all other Company nominees) and otherwise supporting him or her for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate).

2.5            (a) The Company's obligations to include the Icahn Designees on the slate for the 2016 Annual Meeting will terminate as follows:

(i)  the Company shall be required to nominate only one Icahn Designee in the event that the members of the Icahn Group (together with their controlled Affiliates) shall cease to Beneficially Own an aggregate Net Long Position in at least 11,612,118 shares of Common Stock (as adjusted from time to time for any stock dividends, combinations, splits, recapitalizations and the like); and

(ii)  the Company shall not be required to nominate any Icahn Designee in the event that the members of the Icahn Group (together with their controlled Affiliates) shall cease to Beneficially Own an aggregate Net Long Position in at least 7,741,412 shares of Common Stock (as adjusted from time to time for any stock dividends, combinations, split, recapitalizations and the like).

(b)
In addition, notwithstanding anything to the contrary in this Agreement, if at any time after the date hereof, the members of the Icahn Group (together with their controlled Affiliates) cease collectively to Beneficially Own an aggregate Net Long Position:

(i) in at least 11,612,118 shares of Common Stock (as adjusted from time to time for any stock dividends, combinations, splits, recapitalizations and the like), then the Icahn Group shall cause one Icahn Designee to promptly tender his or her resignation from the Board and any committee of the Board on which he or she may be a member; and

(ii) in at least 7,741,412 shares of Common Stock (as adjusted from time to time for any stock dividends, combinations, splits, recapitalizations and the like), then (x) the Icahn Group shall cause both Icahn Designees to promptly tender their resignations from the Board and any committee of the Board on which they may be members and (y) the Company and the Icahn Group shall have no further obligations under this Agreement.

In furtherance of the foregoing, each Icahn Designee shall, prior to his or her appointment to the Board, and each member of the Icahn Group shall cause each Icahn Designee to, execute an irrevocable resignation as director in the form attached hereto as Exhibit A.
2.6            The Company agrees that, from and after the date of this Agreement, so long as an Icahn Designee is a member of the Board, neither the Company nor the Board shall take any action to, or support any person who is seeking to, increase the size of the Board above 11 directors, each having one vote on all matters.
3.            Representations and Warranties and Covenants.
3.1            Each of the parties hereto represents and warrants to the other parties that:
(a) such party has all requisite corporate or other authority and power necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

(b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate or other action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby;

(c) this Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms; and

(d) this Agreement will not result in a violation of any terms or provisions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

3.2            Each member of the Icahn Group jointly represents and warrants that, as of the date of this Agreement, (a) the Icahn Group Beneficially Owns an aggregate of 19,353,530 shares of Voting Stock of the Company, (b) except for such ownership, no member of the Icahn Group, individually or in the aggregate with all other members of the Icahn Group and its controlled Affiliates, has any other Beneficial Ownership of any Voting Stock and (c) the Icahn Group, collectively with its controlled Affiliates, has a Net Long Position of 19,353,530 shares of Voting Stock.
3.3            The Company represents that since January 1, 2015, there have been: (i) no amendments to the Company's bylaws other than as publicly disclosed; and (ii) no material amendments to compensatory arrangements applicable to named executive officers other than as publicly disclosed.
3.4            During the Standstill Period, so long as the Icahn Group has not materially breached this Agreement and failed to cure such breach within five business days of written notice from the Company specifying any such breach, the Company shall not make, or cause to be made, by press release or similar public statement, including to the press or media, or in an SEC filing, any statement or announcement that disparages (as distinct from objective statements reflecting business criticism) any member of the Icahn Group, the officers or directors of any member of the Icahn Group, or any person who has served as an officer or director of any member of the Icahn Group in the past.

3.5            From and after the date of this Agreement, the Icahn Designees shall be covered by the same indemnification and insurance provisions and coverage as are applicable to the individuals that are currently directors of the Company.
3.6            During the Standstill Period, so long as the Icahn Group has not materially breached this Agreement and failed to cure such breach within five business days of written notice from the Company specifying any such breach, any Rights Plan adopted by the Company shall (A) not have a triggering "Acquiring Person" ownership threshold below 20% of the then-outstanding shares of Common Stock, and (B) automatically expire if not ratified by stockholders of the Company within one hundred thirty-five (135) days of taking effect.  In addition, during the Standstill Period, so long as the Icahn Group has not materially breached this Agreement and failed to cure such breach within five business days of written notice from the Company specifying any such breach, in the event that the Company adopts a Rights Plan with a triggering "Acquiring Person" ownership threshold above 20% of the then-outstanding shares of Common Stock and permits any other person or group required to file on Schedule 13D to buy or own pursuant to the terms of, or as a result of being waived through, such Rights Plan an amount higher than the triggering "Acquiring Person" ownership threshold in such Rights Plan, then the Company shall similarly permit the Icahn Group to buy or own such higher amount pursuant to the terms of, or as a result of being waived through, such Rights Plan.  A "Rights Plan" means any plan or arrangement of the sort commonly referred to as a "rights plan" or "stockholder rights plan" or "shareholder rights plan" or "poison pill" that is designed to increase the cost to a potential acquirer of exceeding the applicable ownership thresholds through the issuance of new rights, common stock or preferred shares (or any other security or device that may be issued to stockholders of the Company other than ratably to all stockholders of the Company) that carry severe redemption provisions, favorable purchase provisions or otherwise, and any related rights agreement.
3.7            During the Standstill Period, so long as the Icahn Group has not materially breached this Agreement and failed to cure such breach within five business days of written notice from the Company specifying any such breach, in the event that the Board approves the acquisition or ownership of any shares of Common Stock by any other person or group required to file on Schedule 13D in order to except such acquisition or ownership from the application of Section 203 of the Delaware General Corporation Law ("Section 203"), the Company agrees that it will grant similar approval to the Icahn Group under Section 203.
3.8            The Company represents, warrants, covenants and agrees (a) that effective upon entry into this Agreement, Jonathan Christodoro and Samuel Merksamer will have been appointed to the Board by the Company, (b) that the addition of Jonathan Christodoro and Samuel Merksamer to the Board on the date hereof has been approved and authorized by the Board, each member of which either was a director on the effective date of each of the Specified Agreements or whose election or nomination for election was previously approved by a majority of such directors or other directors previously so approved and (c) that Jonathan Christodoro and Samuel Merksamer will be nominated for election at the 2016 Annual Meeting by the Board, each member of which either was a director on the effective date of each of the Specified Agreements or whose election or nomination for election was previously approved by a majority of such directors or other directors previously so approved.
4.            Covenants of the Icahn Group.
4.1            Standstill. During the Standstill Period, so long as the Company has not materially breached this Agreement and failed to cure such breach within five business days of written notice from the Icahn Group specifying any such breach, the Icahn Group and its controlled Affiliates will not, without the prior written consent of the Company:

(a) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any person with respect to the voting of, any Voting Stock of the Company (other than in an Icahn Designee's capacity as a member of the Board in a manner consistent with the Board's recommendation in connection with such matter);

(b) separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, submit a proposal for or offer of (with or without conditions) (including to the Board), any Extraordinary Transaction; provided that the Icahn Group shall be permitted to sell or tender their Voting Stock of the Company, and otherwise receive consideration, pursuant to any Extraordinary Transaction; and provided further that (A) if a third party (not a party to this Agreement or an Affiliate of a party) commences a tender offer or exchange offer for all of the outstanding Voting Stock of the Company that is recommended by the Board in its Recommendation Statement on Schedule 14D-9, then the Icahn Group shall similarly be permitted to commence a tender offer or exchange offer for all of the outstanding Voting Stock of the Company at the same or higher consideration per share, provided that the foregoing (i) will not relieve the Icahn Group of its obligations under the Confidentiality Agreement and (ii) will not be deemed to require the Company to make any public disclosures and (B) the Company may waive the restrictions in this Section 4.1(b) with the approval of the Board. "Extraordinary Transaction" means any of the following involving the Company or any of its Subsidiaries or its or their securities or a material amount of the assets or businesses of the Company or any of its Subsidiaries: any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of material assets, liquidation or dissolution (collectively, an "Extraordinary Transaction"); provided, however, this subparagraph (b) shall not prevent an Icahn Designee acting in his or her capacity as a director of the Company from raising such matter at the Board;

(c) form, join or in any way participate in a 13D Group (other than the Icahn Group);

(d) present at any annual meeting or any special meeting of the Company's stockholders or through action by written consent any proposal for consideration for action by stockholders or (except as explicitly permitted by this Agreement) propose any nominee for election to the Board or seek the removal of any member of the Board, other than through action at the Board by an Icahn Designee acting in his or her capacity as such;

(e) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company's proxy card for an annual meeting or a special meeting) or deposit any of the Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) held by the Icahn Group or its controlled Affiliates in a voting trust or subject them to a voting agreement or other arrangement of similar effect (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like, in each case, of the Icahn Group);

(f) make, or cause to be made, by press release or similar public statement, including to the press or media, or in an SEC filing, any statement or announcement that disparages (as distinct from objective statements reflecting business criticism) the Company, its officers or its directors or any person who has served as an officer or director of the Company in the past;

(g) institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement;

(h) make any request under Section 220 of the Delaware General Corporation Law, except as is reasonably necessary to enable the Icahn Group to effect a tender offer or exchange offer permitted under Section 4.1(b);

(i) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 4.1; provided that the Icahn Group may confidentially request the Company to amend or waive any provision of this Section 4.1 in a manner that would not be reasonably likely to require public disclosure; or

(j) direct, instruct, assist or encourage any of their respective Subsidiaries, Representatives or controlled Affiliates to take any such action.
4.2            Voting. During the Standstill Period, so long as the Company has not materially breached this Agreement and failed to cure such breach within five business days of written notice from the Icahn Group specifying any such breach, the Icahn Group shall, and shall cause its controlled Affiliates, to (a) cause, in the case of all Voting Stock of the Company owned of record, and (b) instruct the record owner, in the case of all Voting Stock of the Company Beneficially Owned but not owned of record, directly or indirectly, by them, as of the record date for the 2016 Annual Meeting and all future meetings of stockholders (whether annual or special and whether by vote or written consent) at which directors are elected and the Icahn Designees are on the Company's slate of nominees, in each case that are entitled to vote at the 2016 Annual Meeting and all such future meetings or at any adjournments or postponements thereof, to be present for quorum purposes, and to be voted (i) for all directors nominated by the Board for election at all such meetings in accordance with this Agreement and (ii) in accordance with the recommendation of the Board for the ratification of the appointment of the Company's independent registered public accounting firm set forth in the Company's proxy statement for any such meeting.
5.            Miscellaneous.
5.1            Public Announcements. No earlier than 8:00 a.m., New York City time, on the first trading day after the date hereof, the Company and the Icahn Group shall announce this Agreement and the material terms hereof by means of a press release in the form attached hereto as Exhibit B (the "Press Release"). Neither the Company nor the Icahn Group shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party which will not be unreasonably withheld. The Company acknowledges that the Icahn Group intends to file this Agreement and the agreed upon Press Release as an exhibit to its Schedule 13D pursuant to an amendment that the Company shall have the opportunity to review in advance. The Company shall have an opportunity to review in advance any Schedule 13D filing made by the Icahn Group with respect to this Agreement and the Icahn Group shall have an opportunity to review in advance the Form 8-K to be made by the Company with respect to this Agreement.
5.2            Confidentiality Agreement. The Company hereby agrees that: (a) the Icahn Designees are permitted to and may provide confidential information subject to and in accordance with the terms of the confidentiality agreement in the form attached hereto as Exhibit C (the "Confidentiality Agreement") (which the Icahn Group agrees to execute and deliver to the Company and cause each Icahn Designee to abide by) and (b) the Company will execute and deliver the Confidentiality Agreement to the Icahn Group substantially contemporaneously with execution and delivery thereof by the other signatories thereto.  During the Standstill Period, the Board shall not adopt a policy precluding members of the Board from speaking to Mr. Icahn, and if asked by any Board member, the Company will advise such Board member that he or she may speak to Mr. Icahn (but subject to the Confidentiality Agreement), if they are willing to do so (but may caution them regarding specific matters, if any, that involve conflicts between the Company and the Icahn Group).
5.3            Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 5.3 by the state and federal courts located in the State of Delaware and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware or any other jurisdiction.

5.4            Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successor and assigns of the parties hereto.
5.5            Entire Agreement; Amendment. This Agreement and the Confidentiality Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any previous agreements among the parties relative to the specific subject matter hereof are superseded by this Agreement and the Confidentiality Agreement. Neither this Agreement nor any provision hereof may be amended, changed, waived, discharged or terminated other than by a written instrument signed by the party against who enforcement of any such amendment, change, waiver, discharge or termination is sought.
5.6            Notices, etc. All notices and other communications required or permitted hereunder shall be effective upon receipt by email to all persons whose email addresses are set forth below, with a copy also sent by express overnight delivery service, to the party to be notified, at the respective addresses set forth below, or at such other address which may hereinafter be designated in writing:
If to the Icahn Group:
Icahn Associates Holding LLC
767 Fifth Avenue, 47th Floor
New York, New York 10153
Attention:  Carl C. Icahn
Facsimile:  (212) 750-5807
Email: sgordon@sfire.com

with a copy to:
Law Department
Icahn Associates Holding LLC
767 Fifth Avenue, 47th Floor
New York, New York 10153
Attention:    Jesse Lynn
                    Louie Pastor
Facsimile:    212-750-5815
Email:         jlynn@sfire.com
                    lpastor@sfire.com

If to the Company, to:

Cheniere Energy, Inc.
700 Milam Street, Suite 1900
Houston, TX 77002
Attention:  General Counsel
Facsimile:  (713) 375-7000

with a copy to:
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Attention:  Scott A. Barshay, Esq
                   O. Keith Hallam, III Esq.
Facsimile:   (212) 474-3700
Email:         sbarshay@cravath.com
                   khallam@cravath.com

5.7            Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
5.8            Titles and Subtitles. The titles of the Articles and Sections of this Agreement are for convenience of reference only and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.
5.9            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
5.10            Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

5.11            Consents. Any permission, consent, or approval of any kind or character under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.
5.12            SPECIFIC PERFORMANCE. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH ITS SPECIFIC INTENT OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS, WITHOUT BOND, TO PREVENT OR CURE BREACHES OF THE PROVISIONS OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED BY LAW OR EQUITY, AND ANY PARTY SUED FOR BREACH OF THIS AGREEMENT EXPRESSLY WAIVES ANY DEFENSE THAT A REMEDY IN DAMAGES WOULD BE ADEQUATE.
5.13            Construction of Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The term "including" shall in all instances be deemed to mean "including without limitation."
5.14            Section References. Unless otherwise stated, any reference contained herein to a Section or subsection refers to the provisions of this Agreement.
5.15            Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this NOMINATION AND STANDSTILL AGREEMENT to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

CHENIERE ENERGY, INC.
by
/s/ Michael Wortley
Name: Michael Wortley
Title: Senior Vice President; Chief Financial Officer

HIGH RIVER LIMITED PARTNERSHIP
by
/s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

HOPPER INVESTMENTS LLC
by
/s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

BARBERRY CORP.
by
/s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

ICAHN PARTNERS LP
by
/s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND LP
by
/s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

ICAHN ENTERPRISES G.P. INC.
by
/w/ Keith Cozza
Name: Keith Cozza
Title: President; Chief Executive Officer

[Icahn/Cheniere Nomination and Standstill  Agreement]

ICAHN ENTERPRISES HOLDINGS L.P.
by
/s/ Keith Cozza
Name: Keith Cozza
Title: President; Chief Executive Officer

IPH GP LLC
By: Icahn Enterprises Holdings, L.P., its sole member By: Icahn Enterprises G.P. Inc., its general partner by
/s/ Keith Cozza
Name: Keith Cozza
Title: President; Chief Executive Officer

ICAHN CAPITAL LP
by
/s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

ICAHN ONSHORE LP
by
/s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

ICAHN OFFSHORE LP
by
/s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

[Icahn/Cheniere Nomination and Standstill  Agreement]

BECKTON CORP
by
/s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

CARL C. ICAHN
by
/s/ Carl C. Icahn
Name: Carl C. Icahn

JONATHAN CHRISTODORO
by
/s/ Jonathan Christodoro
Name: Jonathan Christodoro

SAMUEL MERKSAMER
by
/s/ Samuel Merksamer
Name: Samuel Merksamer

[Icahn/Cheniere Nomination and Standstill  Agreement]

SCHEDULE A

ICAHN GROUP
Icahn Partners Master Fund LP
Icahn Partners LP
Icahn Onshore LP
Icahn Offshore LP
Icahn Capital LP
IPH GP LLC
Icahn Enterprises Holdings LP
Icahn Enterprises G.P. Inc.
Beckton Corp.
High River Limited Partnership
Hopper Investments LLC
Barberry Corp.
Carl C. Icahn
Jonathan Christodoro
Samuel Merksamer

EXHIBIT A

RESIGNATION
August 21, 2015

Board of Directors
Cheniere Energy, Inc.
 700 Milam Street, Suite 1900
Houston, TX 77002

Re:  Resignation
Ladies and Gentlemen:
This irrevocable resignation is delivered pursuant to that certain Nomination and Standstill Agreement, dated as of August 21, 2015, between Cheniere Energy, Inc. and certain members of the Icahn Group signatory thereto (the "Agreement").  Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.  Effective only upon, and subject to, such time as the members of the Icahn Group (together with their controlled Affiliates) cease collectively to Beneficially Own an aggregate Net Long Position (i) in at least 11,612,118 shares of Common Stock (as adjusted from time to time for any stock dividends, combinations, splits, recapitalizations and the like), and the Icahn Group designates me as the Icahn Designee to tender his resignation or (ii) in at least 7,741,412 shares of Common Stock (as adjusted from time to time for any stock dividends, combinations, splits, recapitalizations and the like), I hereby irrevocably resign from my position as a director of the Company and from any and all committees of the Board on which I serve.
Sincerely,
____________________________
 Name:

EXHIBIT B

PRESS RELEASE
[to come]

EXHIBIT C

CONFIDENTIALITY AGREEMENT
Cheniere Energy, Inc.
700 Milam Street, Suite 1900
 Houston, TX 77002
August 21, 2015

To:	Each of the persons listed on Schedule A hereto (the "Icahn Group" or "you")

Ladies and Gentlemen:
This letter agreement shall become effective upon the appointment of the Icahn Designees to the Board of Directors (the "Board") of Cheniere Energy, Inc. (the "Company"). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Nomination and Standstill Agreement (the "Nomination Agreement"), dated as of August 21, 2015, among the Company and the Icahn Group. The Company understands and agrees that, subject to the terms of, and in accordance with, this letter agreement, either of the Icahn Designees may, if and to the extent he or she desires to do so, disclose information he or she obtains while serving as a member of the Board to you and your Representatives (as hereinafter defined), and may discuss such information with any and all such persons, subject to the terms and conditions of this letter agreement. As a result, you may receive certain non-public information regarding the Company. You acknowledge that this information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company. In consideration for, and as a condition of, the information being furnished to you and, subject to the restrictions in paragraph 2, the persons set forth on Schedule B hereto (collectively, the "Representatives"), you agree to treat any and all information concerning or relating to the Company or any of its subsidiaries or affiliates that is furnished to you or your Representatives (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise) by any Icahn Designee, or by or on behalf of the Company, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, "Evaluation Material"), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth.
1.            The term "Evaluation Material" does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in violation of this letter agreement or any obligation of confidentiality, (ii) was within your or any of your Representatives' possession on a non-confidential basis prior to its being furnished to you by any Icahn Designee, or by or on behalf of the Company or its agents, representatives, attorneys, advisors, directors, officers or employees (collectively, the "Company Representatives") or (iii) is received from a source other than any Icahn Designee, the Company or any of the Company Representatives; provided, that in the case of (ii) or (iii) above, the source of such information was not believed by you, after reasonable inquiry of the disclosing person, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other person with respect to such information at the time the information was disclosed to you.
2.            You will, and you will cause your Representatives to, (a) keep the Evaluation Material strictly confidential and (b) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company; provided, however, that you may privately disclose any of such information: (A) to your Representatives (i) who need to know such information for the sole purpose of advising you on your investment in the Company and (ii) who are informed by you of the confidential nature of such information; provided, further, that you will be responsible for any violation of this letter agreement by your Representatives as if they were parties hereto; and (B) to the Company and the Company Representatives. It is understood and agreed that no Icahn Designee shall disclose to you or your Representatives any Legal Advice (as defined below) that may be included in the Evaluation Material with respect to which such disclosure would constitute waiver of the Company's attorney client privilege or attorney work product privilege; provided, however, that an Icahn Designee may provide such disclosure of Legal Advice if such Icahn Designee shall not have taken any action, or failed to take any action, that has the purpose or effect of waiving attorney-client privilege or attorney work product privilege with respect to any portion of such Legal Advice and if reputable outside legal counsel of national standing provides the Company with a written opinion that such disclosure will not waive the Company's attorney client privilege or attorney work product privilege with respect to such Legal Advice. "Legal Advice" as used herein shall be solely and exclusively limited to the advice provided by legal counsel and shall not include factual information or the formulation or analysis of business strategy that is not protected by the attorney client or attorney work product privilege.
3.            In the event that you or any of your Representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Evaluation Material, you will promptly notify (except where such notice would be legally prohibited) the Company in writing by email, facsimile and certified mail so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request), at its cost and expense. Nothing herein shall be deemed to prevent you or your Representatives, as the case may be, from honoring a subpoena, legal process or other legal requirement that requires discovery, disclosure or production of the Evaluation Material if (a) you produce or disclose only that portion of the Evaluation Material which your outside legal counsel of national standing advises you is legally required to be so produced or disclosed and you inform the recipient of such Evaluation Material of the existence of this letter agreement and the confidential nature of such Evaluation Material; or (b) the Company consents in writing to having the Evaluation Material produced or disclosed pursuant to the subpoena, legal process or other legal requirement. In no event will you or any of your Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded the Evaluation Material. For the avoidance of doubt, it is understood that there shall be no "legal requirement" requiring you to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to the Common Stock of the Company or otherwise proposing or making an offer to do any of the foregoing, or you would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder.

4.            You acknowledge that (a) none of the Company or any of the Company Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, and (b) none of the Company or any of the Company Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. You and your Representatives (or anyone acting on your or their behalf) shall not directly or indirectly initiate contact or communication with any executive or employee of, or advisor to, the Company other than the Chief Executive Officer, the Chief Financial Officer, the General Counsel and/or such other persons approved in writing by the foregoing or the Board concerning Evaluation Material, or to seek any information in connection therewith from any such person other than the foregoing, without the prior consent of the Company; provided, however, the restriction in this sentence shall not in any way apply to any Icahn Designee or other Board members.
5.            All Evaluation Material shall remain the property of the Company. Neither you nor any of your Representatives shall by virtue of any disclosure of and/or your use of any Evaluation Material acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company. At any time after the date on which no Icahn Designee is a director of the Company, upon the request of the Company for any reason, you will promptly return to the Company or destroy all hard copies of the Evaluation Material and use reasonable best efforts to permanently erase or delete all electronic copies of the Evaluation Material in your or any of your Representatives' possession or control (and, upon the request of the Company, shall certify to the Company that such Evaluation Material has been erased or deleted, as the case may be). Notwithstanding the return or erasure or deletion of Evaluation Material, you and your Representatives will continue to be bound by the obligations contained herein.
6.            You acknowledge, and will advise your Representatives, that the Evaluation Material may constitute material non-public information under applicable federal and state securities laws, and that you shall not, and you shall use your reasonable best efforts to ensure that your Representatives, do not, trade or engage in any derivative or other transaction, on the basis of such information in violation of such laws.
7.            You hereby represent and warrant to the Company that (i) you have all requisite power and authority to execute and deliver this letter agreement and to perform your obligations hereunder, (ii) this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms, (iii) this letter agreement will not result in a violation of any terms or conditions of any agreements to which you are a party or by which you may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting you, and (iv) your entry into this letter agreement does not require approval by any owners or holders of any equity or other interest in you (except as has already been obtained).
8.            It is agreed that no delay or omission by the Company to exercise any right, power or remedy accruing to it upon any breach or default of any other party under this letter agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver by the Company of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Company of any breach or default under this letter agreement, or any waiver by the Company of any provisions or conditions of this letter agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this letter agreement, by law or otherwise, shall be cumulative and not alternative.  Any permission, consent, or approval of any kind or character under this letter agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.
9.            YOU ACKNOWLEDGE AND AGREE THAT THE VALUE OF THE EVALUATION MATERIAL TO THE COMPANY IS UNIQUE AND SUBSTANTIAL, BUT MAY BE IMPRACTICAL OR DIFFICULT TO ASSESS IN MONETARY TERMS.  YOU FURTHER ACKNOWLEDGE AND AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS LETTER AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH ITS SPECIFIC INTENT OR WERE OTHERWISE BREACHED. ACCORDINGLY YOU AGREE THAT THE COMPANY SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS, WITHOUT BOND, TO PREVENT OR CURE BREACHES OF THE PROVISIONS OF THIS LETTER AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THE COMPANY MAY BE ENTITLED BY LAW OR EQUITY, AND YOU EXPRESSLY WAIVE ANY DEFENSE THAT A REMEDY IN DAMAGES WOULD BE ADEQUATE.
10.            This letter agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of laws. Any legal action or other legal proceeding relating to this letter agreement or the enforcement of any provision of this letter agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this paragraph 10 by the state and federal courts located in the State of Delaware and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware or any other jurisdiction.
11.            This letter agreement and the Nomination Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any previous agreements among the parties relative to the specific subject matter hereof are superseded by this letter agreement and the Nomination Agreement. Neither this letter agreement nor any provision hereof may be amended, changed, waived, discharged or terminated other than by a written instrument signed by the party against who enforcement of any such amendment, change, waiver, discharge or termination is sought.

12.            All notices and other communications required or permitted hereunder shall be effective upon receipt by email to all persons whose email addresses are set forth below, with a copy also sent by express overnight delivery service, to the party to be notified, at the respective addresses set forth below, or at such other address which may hereinafter be designated in writing:
                        If to the Icahn Group:
Icahn Associates Holding LLC
767 Fifth Avenue, 47th Floor
New York, New York 10153
Attention:  Carl C. Icahn
Facsimile:  (212) 750-5807
Email: sgordon@sfire.com

with a copy to:
Law Department
Icahn Associates Holding LLC
767 Fifth Avenue, 47th Floor
New York, New York 10153
Attention:  Jesse Lynn
                    Louie Pastor

Facsimile:        212-750-5815
Email:                   jlynn@sfire.com
                    lpastor@sfire.com
If to the Company, to:
Cheniere Energy, Inc.
700 Milam Street, Suite 1900
Houston, TX 77002
Attention:  General Counsel
Facsimile:  (713) 375-7000

with a copy to:
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Attention:  Scott A. Barshay, Esq
                   O. Keith Hallam, III Esq.
Facsimile:      (212) 474-3700
Email:                sbarshay@cravath.com
                   khallam@cravath.com
13.            If any provision of this letter agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
14.            This letter agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
15.            This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company. This letter agreement, however, shall be binding on successors of the parties hereto.
16.            The Icahn Group shall cause any Replacement for an Icahn Designee appointed to the Board pursuant to Section 2.3 of the Nomination Agreement to execute a copy of this letter agreement.
17.            This letter agreement shall expire two years from the date on which all Icahn Designees cease to be directors of the Company; except that you shall maintain in accordance with the confidentiality obligations set forth herein any Evaluation Material constituting trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3).
18.            No licenses or rights under any patent, copyright, trademark or trade secret are granted or are to be implied by this letter agreement.
19.            All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.

20.            Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this letter agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this letter agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this letter agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this agreement shall be decided without regards to events of drafting or preparation. The term "including" shall in all instances be deemed to mean "including without limitation."
[Signature Pages Follow]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.
Very truly yours,
CHENIERE ENERGY, INC.
by

Name:
Title:

Accepted and agreed as of the date first written above:
HIGH RIVER LIMITED PARTNERSHIP
by

Name:
Title:

HOPPER INVESTMENTS LLC
by

Name:
Title:

BARBERRY CORP.
by

Name:
Title:

ICAHN PARTNERS LP
by

Name:
Title:

ICAHN PARTNERS MASTER FUND LP
by

Name:
Title:

ICAHN ENTERPRISES G.P. INC.
by

Name:
Title:

ICAHN ENTERPRISES HOLDINGS L.P.
by

Name:
Title:

IPH GP LLC
by

Name:
Title:

ICAHN CAPITAL LP
by

Name:
Title:

ICAHN ONSHORE LP
by

Name:
Title:

ICAHN OFFSHORE LP
by

Name:
Title:

BECKTON CORP
by

Name:
Title:

CARL C. ICAHN
by

Name: Carl C. Icahn

JONATHAN CHRISTODORO
by

Name: Jonathan Christodoro

SAMUEL MERKSAMER
by

Name: Samuel Merksamer

SCHEDULE A

ICAHN GROUP
Icahn Partners Master Fund LP
Icahn Partners LP
Icahn Onshore LP
Icahn Offshore LP
Icahn Capital LP
IPH GP LLC
Icahn Enterprises Holdings LP
Icahn Enterprises G.P. Inc.
Beckton Corp.
High River Limited Partnership
Hopper Investments LLC
Barberry Corp.
Carl C. Icahn
Jonathan Christodoro
Samuel Merksamer

SCHEDULE B

1.            MR. CARL C. ICAHN
2.            Any full-time employee of a member of the Icahn Group or Icahn Associates Holding LLC (an indirect holding company of Carl Icahn)